Exhibit 16.1

September 1, 2014

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for OverAdMedia. (the Company) for the years ended December 31, 2013 and 2012.

On September 1, 2014, we received a notice of dismissal and now consider the auditor-client relationship to be ceased.

We have read the Company’s statements included under Item 4.01 of its Form 8-K/A dated March 31, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements in the fifth paragraph.

Very truly yours,

/s/  Beckstead & Company, CPAs

Beckstead & Company, CPAs